As filed with the Securities and Exchange Commission on June 25,1997.
                                                  Registration No.333-
                        SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C.  20549
                                             ____________________

                                                   FORM S-8
                                            REGISTRATION STATEMENT
                                                     UNDER
                                          THE SECURITIES ACT OF 1933
                                             ____________________

                                     COMMUNITY BANCSHARES, INC.
                    (Exact name of registrant as specified in its charter)
              Delaware                                         63-0868361
         (State or other juris-                           (I.R.S. Employer
        diction of incorporation                         Identification No.)
            or organization)

           Main Street
         P.O. Box 1000
        Blountsville, Alabama                                    35031
(Address of Principal Executive Offices)                      (Zip Code)
                              ____________________

                     Nonqualified Stock Option Agreements under the Community Bancshares, Inc. 1996 Stock Option Plan For Directors
                               (Full title of the Plan)

                                                     Copies To:

     Bishop K. Walker, Jr.                      Kevin D. Norwood, Esq.
   Community Bancshares, Inc.              Waller Lansden Dortch & Davis,
   Main Street, P.O. Box 1000          A Professional Limited Liability Company
  Blountsville, Alabama  35031              511 Union Street, Suite 2100
 (Name and address of agent for service)    Nashville,  Tennessee  37219



         (205) 429-1000
      (Telephone number,
       including area code,
       of agent for service)

                       CALCULATION OF REGISTRATION FEE

  Title of                     Proposed maximum     Proposed maximum  Amount
 securities to  Amount to be  offering price per  aggregate offering    of
 be registered  registered        share                price       registration
                                                                       fee

Common stock, par
value $0.10 per  135,000 shares    $20 (1)          $2,700,000          $819
  share
  TOTAL          135,000 shares                     $2,700,000          $819

(1)   Based upon the exercise price under the plan.

PROSPECTUS


                             135,000 Shares

                       COMMUNITY BANCSHARES, INC.

                              Common Stock


 This Reoffer Prospectus ("Prospectus") has been prepared for use by certain affiliates ("Selling Stockholders") of Community Bancshares, Inc. (the "Company") in connection with the resale of up to 135,000 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), which may be issued to such Selling Stockholders pursuant to Nonqualified Stock Option Agreements under the Community Bancshares, Inc. 1996 Stock Option Plan for Directors (the "Plan"). See "Selling Stockholders."

  None  of  the proceeds from the resale of the shares by the Selling
Stockholders will be received by the Company.    The Company will bear all
expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the shares of Common Stock being offered by the Selling Stockholders.





           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                  THE COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRE-
                        SENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.




                   THE SHARES OF COMMON STOCK OFFERED HEREBY
                ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED BY
                   THE FEDERAL DEPOSIT INSURANCE CORPORATION.





                  The date of this Prospectus is June 25, 1997.

                               AVAILABLE INFORMATION

   The Company has filed a Registration Statement (the "Registration Statement") on Form S-8, including any amendments thereto, with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement
and the  exhibits  and  schedules  thereto.    Statements  contained  in this
Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Commission Regional
Offices:  New  York  Regional  Office, 7 World Trade Center, Suite 1300,
New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall
be  deemed  to  be incorporated by reference into this Prospectus.    Any
statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. A copy of these documents is available, without charge, upon written or oral request from the Company.Requests should be directed to Paul W. Williams, Chief Accounting Officer, Community Bancshares, Inc., Main Street, P.O. Box 1000, Blountsville, Alabama 35031, or at
(205) 429-1000.










                                               TABLE OF CONTENTS



                                                                   Page

AVAILABLE   INFORMATION                        . . . . . . . . . . . . 2

DOCUMENTS INCORPORATED BY REFERENCE                                    2

THE COMPANY                                                            4

USE OF PROCEEDS                                                        4

SELLING STOCKHOLDERS                                                   4

PLAN OF DISTRIBUTION                                                   5

LEGAL MATTERS                                                          5

EXPERTS                                                                6



NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED
IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.








                      PROSPECTUS SUMMARY


The following is qualified in its entirety by the more detailed information in this Prospectus and in the documents and financial statements, including the notes thereto, incorporated herein by reference, and should be read together therewith. Unless otherwise specified, all information in this Prospectus has been adjusted to reflect a three-for-one split of the Common Stock effected in the form of a stock dividend as of June 1, 1993. Unless the context otherwise indicates, the "Company" refers to and includes the Company and its direct and indirect subsidiaries.


                              The Company

   Community Bancshares, Inc. (the "Company") is a Delaware corporation and a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. The Company was organized in 1983 and commenced operations in 1985. The Company has two operating bank subsidiaries, Community Bank, an Alabama banking corporation, and Community Bank, a Tennessee banking corporation, which conduct a general commercial banking business in northern Alabama and southern Tennessee. The majority of loans by the Company are to individuals and small to mid-sized businesses in Alabama and Tennessee.

   The Company, as of the date of this prospectus, operates through a total of 23 bank offices located in Blount, DeKalb, Lauderdale, Limestone, Madison, Marshall and Morgan Counties in Alabama and Giles County in Tennessee. At December 31, 1996, the Company had approximately $454 million in assets.

   The Company operates a real estate appraisal business through it subsidiary, Community Appraisals, Inc., and, through its subsidiary, Community Insurance Corp., serves as an agent in the sale of title, life, automobile, homeowners and farmowners insurance policies, which are offered at the Company's bank locations by employees of the Company who are licensed as insurance agents.

                                   USE OF PROCEEDS

   The Company will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders.


                                SELLING STOCKHOLDERS

   The Company intends to issue a total of 135,000 shares of Common Stock to the individuals identified below, each of whom is a member or former member of the Company's Board of Directors, in connection with the exercise by such individuals of stock options granted to them under the Plan. The expenses of such issuance, other than the exercise price of such options, will be borne by the Company. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance.






   This Prospectus may be used by the following Selling Stockholders, each of whom may be considered an "affiliate" of the Company within the meaning of the Securities Act of 1933, in connection with the resale of up to 135,000 shares of Common Stock:

                 Selling Stockholder               Number of Shares

                  Kennon R. Patterson, Sr.               26,000

                  Bishop K. Walker, Jr.                  18,000

                  Denny Kelly                            11,000

                  Loy McGruder                            9,000

                  Hodge Patterson, III                   10,000

                  R.C. Corr, Jr.                         11,000

                  C.K. Copeland                          10,000

                  Jon M. Owings                           3,000

                  Merritt Robbins                         9,000

                  R. Wayne Washam                        10,000

                  Glynn Debter                            9,000

                  Robert O. Summerford, Jr.               9,000


                          PLAN OF DISTRIBUTION

    The shares may be offered by the Selling Stockholders from time to time in negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).


                               LEGAL MATTERS

  The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                   {page 5}

                                  EXPERTS

  The audited financial statements of the Company have been included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference, in reliance upon the report of Dudley, Hopton-Jones, Sims & Freeman PLLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.






       II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.    Incorporation of Documents By Reference.

         The following documents filed with the Commission by the Company are incorporated herein by reference as of the dates thereof:

         (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;
         (2) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and
         (3) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c),14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute part hereof except as so modified or superseded.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not applicable.

Item 6.     Indemnification of Directors and Officers.

    The Company's Bylaws contain provisions similar to those of Section 145 of the General Corporation Law of the State of Delaware, and authorize the Company to indemnify its officers, directors, employees and agents to the full extent permitted by law. The Company has directors' and officers' liability and indemnification insurance pursuant to standard form policies. The risks covered by such policies may include certain liabilities under the securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

            Not applicable.








Item 8.   Exhibits.

    5. Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company.

23(a).    Consent of Dudley, Hopton-Jones, Sims & Freeman PLLP.

23(b). Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in opinion filed as Exhibit 5).

   24.    Power of Attorney (included on page II-4).

   99. Nonqualified Stock Option Agreement under the Community Bancshares, Inc. 1996 Stock Option Plan For Directors

Item 9.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most
               recent post-effective amendment   thereof)   which, individually
               or  in the aggregate, represent a fundamental   change  in  the
               information set forth in the registration statement. Notwith-standing the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
               statement   or  any  material  change  to  such information in
               the registration statement.






Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                          SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blountsville, State of Alabama, on June 25, 1997.

                                      COMMUNITY BANCSHARES, INC.

                                    By:   /s/ Kennon R. Patterson, Sr.

                                          Kennon R. Patterson, Sr.
                                          Chairman and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS,that each person whose signature appears below constitutes and appoints Kennon R. Patterson, Sr. and Bishop K. Walker, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Kennon R. Patterson, Sr.     Chairman, Chief Executive    June 25, 1997
Kennon R. Patterson, Sr.          Officer and Director (Principal
                                  Executive Officer)

 /s/ Paul W. Williams             Chief Accounting Officer,    June 25, 1997
Paul W. Williams                  (Principal Financial
                                   and Accounting Officer)

 /s/ C.K. Copeland                Director                     June 25, 1997
C.K. Copeland


 /s/ Bryan A.Corr                 Director                     June 25, 1997
Bryan A. Corr


 /s/ R.C. Corr, Jr.               Director                     June 25, 1997
R.C. Corr, Jr.


 /s/ Glynn Debtor                 Director                     June 25, 1997
Glynn Debtor


 /s/ Edward Ferguson              Director                     June 25, 1997
Edward Ferguson

 /s/ Denny Kelly                  Director                     June 25, 1997
Denny Kelly





 /s/ John J. Lewis, Jr.           Director                     June 25, 1997
John J. Lewis, Jr.


 /s/ Stacey W. Mann               Director                     June 25, 1997
Stacey W. Mann


/s/ Loy McGruder                  Director                     June 25, 1997
Loy McGruder


 /s/ Hodge Patterson III          Director                     June 25, 1997
Hodge Patterson III


 /s/ Kennon R. Patterson, Jr.     Director                     June 25, 1997
Hodge Patterson III


 /s/ Merritt Robbins              Director                     June 25, 1997
Merritt Robbins


 /s/ Robert O. Summerford         Director                     June 25, 1997
Robert O. Summerford


 /s/ Wayne Washam                 Director                     June 25, 1997
Wayne Washam


 /s/ Bishop K. Walker, Jr.        Director                     June 25, 1997
Bishop K. Walker, Jr.








                               EXHIBIT INDEX

       EXHIBIT


 5. Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company.

 23(a).      Consent of Dudley, Hopton-Jones, Sims & Freeman PLLP

 23(b).      Consent of Waller Lansden Dortch & Davis, A Professional
             Limited Liability Company (included in opinion filed as Exhibit 5).

 24.         Power of Attorney (included on page II-4).

 99. Nonqualified Stock Option Agreement under the Community Bancshares, Inc. 1996 Stock Option Plan For Directors